Exhibit 99.1

Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, announced today the election of Karen Morrison and Kim Scott to the Greif Board of Directors.
Ms. Morrison is the President of the OhioHealth Foundation and Senior Vice President of External Affairs for OhioHealth, a not-for-profit system of hospitals and healthcare providers in Columbus, Ohio and surrounding areas. She possesses extensive governance, government affairs, culture and social impact experience relevant to Greif's strategy and focus on stakeholder engagement. She earned her bachelor's degree in biology from Vanderbilt University, master's degree in preventive medicine from The Ohio State University College of Medicine and Public Health and law degree from Capital University.
Ms. Scott is the President and Chief Executive Officer of Aramark Uniform Services, a global provider of food, facilities, and uniform services. She formerly served as Chief Operating Officer of Terminix Global Holdings, a leading provider of pest control services, and also served in key leadership roles at Rubicon Global Holdings, a provider of cloud-based waste and recycling solutions, and at Brambles Limited, a global leader in the provision of reusable pallets, crates and containers and logistic services. She possesses a wide range of global, operational experience in manufacturing and logistics businesses relevant to Greif's strategy, products and services. She earned her bachelor's degree in environmental science from Auburn University.
"We are pleased to welcome these two talented and experienced directors to Greif," said Pete Watson, Executive Chairman of Greif's Board of Directors. "Their vast set of executive management experience and diverse viewpoints bring a wealth of expertise to Greif and will add tremendous value to our company."
About Greif, Inc.
Greif is a global leader in industrial packaging products and services and is pursuing its vision: to be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, flexible products, containerboard, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides filling, packaging and other services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company is strategically positioned in 40 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.

Matt Eichmann, Vice President, Chief Marketing and Sustainability Officer, 740-549-6067. Matt.eichmann@greif.com
Matt Leahy, Vice President, Corporate Development & Investor Relations, 740-549-6158. Matthew.leahy@greif.com

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